Patrick Industries, Inc. Completes Acquisition of LaSalle Bristol
ELKHART, IN - December 3, 2018 - Patrick Industries, Inc. (NASDAQ: PATK) (“Patrick” or the “Company”) announced today that it has completed the acquisition of Arran Isle, Inc. and subsidiaries, including its LaSalle Bristol operations (collectively, “LaSalle Bristol”) from Arran Isle Limited. LaSalle Bristol is a supplier of plumbing, flooring, tile, lighting, air handling, and building products to the manufactured housing (“MH”), recreational vehicle (“RV”), and industrial markets.

LaSalle Bristol is headquartered in Elkhart, Indiana and operates a nationwide network of 11 distribution centers, one manufacturing facility, and three combined manufacturing facilities and distribution centers, all of which are strategically situated across North America in close proximity to MH and RV manufacturing facilities. The purchase price was approximately $54 million, including working capital of approximately $34 million. LaSalle Bristol’s trailing 12-months revenue through October 2018 was approximately $230 million, with approximately 58% and 39% of the revenues, or $1,340 and $180 content per unit attributable to the MH and RV markets, respectively. The Company expects the acquisition to be immediately accretive to net income per share. Additionally, as LaSalle Bristol derives a majority of its revenues from distribution activities, Patrick expects the acquisition to be initially dilutive to consolidated operating margins by approximately 50 basis points. However, the Company believes there are significant annual operating synergy opportunities of approximately $4 million to be realized within the first 12 to 18 months post-closing.

“LaSalle Bristol’s well-established brands, product lines, and customer relationships have been built upon quality service and reliability for decades, and highly complement our MH and RV product portfolio,” said Todd Cleveland, Chairman and Chief Executive Officer of Patrick. “In addition, the acquisition of LaSalle Bristol provides us with an excellent opportunity to further leverage both companies’ distribution capabilities and capacity, and increase our content per unit within the MH and RV markets. This acquisition is aligned with our strategic initiatives and capital allocation strategy and we look forward to partnering with the LaSalle Bristol team to increase our value proposition to our customers.”

“We are excited about the opportunity to increase our presence in the MH industry, which we believe has significant growth potential based on favorable fundamental industry characteristics, strong consumer confidence, increasing wages and jobs growth, and the lack of available affordable single-family housing options,” said Andy Nemeth, President of Patrick. “Wholesale unit shipments for the MH industry, which have grown at a compound annual rate of approximately 11% over the last five years, still remain well below peak historical levels. Similar economic trends and attractive demographics continue to support strong demand in the RV market. We are looking forward to driving additional growth as a key component supplier through high-quality product solutions.”
“In addition, LaSalle Bristol’s large national footprint and supply chain expertise are highly complementary to our business model and will enable us to continue to meet our customer’s demands, ensure just-in-time delivery, and provide the highest levels of customer service,” Mr. Nemeth further stated. “Consistent with previous acquisitions, we will support LaSalle Bristol with a financial and operational foundation that will allow it to capitalize on its core competencies while preserving the entrepreneurial spirit that has been so important to its success.”
The acquisition of LaSalle Bristol includes the acquisition of accounts receivable, inventory, prepaid expenses, real estate, and machinery and equipment, and was funded under the Company’s credit facility. Patrick will continue to operate LaSalle Bristol on a stand-alone basis under its brand names in its existing facilities.
Patrick Industries, Inc.
Patrick Industries, Inc. is a major manufacturer of component products and distributor of building products serving the recreational vehicle, marine, manufactured housing, kitchen cabinet, office and household furniture, fixtures and commercial furnishings, and other industrial markets and operates coast-to-coast in various locations throughout the United States and in British Columbia, China and The Netherlands. Patrick’s major manufactured products include decorative vinyl and paper laminated panels, countertops, fabricated aluminum products, wrapped profile mouldings, slide-out trim and fascia, cabinet doors and components, hardwood furniture, fiberglass bath fixtures and tile systems, thermoformed shower surrounds, specialty bath and closet building products, fiberglass and plastic helm systems and component products, wiring and wire harnesses, boat covers, towers, tops and frames, electrical systems components including instrument and dash panels, softwoods lumber, interior passage doors, RV painting, slotwall panels and components, aluminum fuel tanks, and CNC molds and composite parts and other products.

The Company also distributes drywall and drywall finishing products, electronics and audio systems components, wiring, electrical and plumbing products, appliances, cement siding, raw and processed lumber, FRP products, interior passage doors, roofing products, tile, air handling products, laminate and ceramic flooring, shower doors, furniture, fireplaces and surrounds, interior and exterior lighting products, and other miscellaneous products, in addition to providing transportation and logistics services.
Cautionary Statement Regarding Forward-Looking Statements
This press release contains certain statements related to future results, our intentions, beliefs and expectations or predictions for the future, which are forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. Any projections of financial performance or statements concerning expectations as to future developments should not be construed in any manner as a guarantee that such results or developments will, in fact, occur. There can be no assurance that any forward-looking statement will be realized or that actual results will not be significantly different from that set forth in such forward-looking statement. The Company does not undertake to publicly update or revise any forward-looking statements except as required by law. Factors that may affect the Company’s operations and prospects are contained in the section entitled “Risk Factors” in the Company’s Annual Report on Form 10-K for the year ended December 31, 2017, and in the Company's Form 10-Qs for subsequent quarterly periods, which are filed with the Securities and Exchange Commission (“SEC”) and are available on the SEC’s website at www.sec.gov.
Contact:
Julie Ann Kotowski
Investor Relations
Patrick Industries, Inc.
574-294-7511 / kotowskj@patrickind.com